Exhibit 9.1

November 1, 2020

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentleman:

We are the former independent registered public accounting firm for Alzamend Neuro, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4 “Changes in Issuer’s Certifying Accountant” of the Company’s Current Report on Form 1-U dated November 1, 2020 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Squar Milner LLP

SQUAR MILNER LLP